                                                                     Exhibit 11

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                            IDEXX LABORATORIES, INC.
                           SUPPLEMENTAL CALCULATION OF
                           SHARES USED IN DETERMINING
                            NET INCOME PER SHARE (1)



                                             Years Ended December 31,

                                       1994           1995           1996
                                    ----------     ----------     ----------
Weighted average common stock
  outstanding during the period     31,382,986     32,945,847     37,082,497

Weighted average common stock
  equivalents                        2,141,912      2,416,256      2,436,325
                                    ----------     ----------     ----------

                                    33,524,898     35,362,103     39,518,822


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

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